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                                                                 EXHIBIT 10.27

                         ANNUAL VARIABLE INCENTIVE PLAN
         (FOR PERFORMANCE PERIODS STARTING ON OR AFTER JANUARY 1, 2003)

I.       PURPOSE OF THE PLAN

         - Align total annual pay with the Company's annual financial business results.

         - Provide competitive levels of pay for competitive levels of Company performance.

         - Make a competitive portion of total compensation variable based on Company, business unit and individual performance.

II.      PARTICIPATION

         All employees of Metropolitan Life Insurance Company (the "Company") or MetLife Group, Inc. in salary grade 29 and above and equivalent grades who have signed the "Agreement to Protect Corporate Property", other than those participating in incentive plans which are alternatives to, and not supplementary to, the Annual Variable Incentive Plan, are eligible to participate.

         In addition, the Officers of the Company (the "Officers") may impose such other reasonable conditions for participation in the Annual Variable Incentive Plan as they deem necessary or appropriate.

III.     DETERMINATION OF THE INCENTIVE POOL FOR DISTRIBUTION

         The Company's Board (the "Board") determines at the beginning of the performance year financial objectives consistent with the Company's Annual Business Plan that will provide the basis for determining the maximum aggregate incentive pool for distribution. The pool will be determined using a formula approved by the Board, which will be expressed in terms of percentages of operating earnings and return on equity ("ROE"). The formula will be reviewed each year by the Board to determine its appropriateness in connection with the Company's Business Plan, and may be revised by the Board as a result of such review. The maximum pool may also be increased by the Company's Compensation Committee (the "Committee") based on the recommendation of the Company's Chief Executive Officer ("CEO").

         For purposes of this Plan: (a) "Operating earnings" means earnings net of all taxes (other than the surplus tax), and excludes the impact of demutualization costs; and (b) "Return on Equity" means operating earnings divided by GAAP equity, where GAAP equity excludes unrealized investment gains.

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         A portion of the aggregate incentive pool will be allocated by the CEO among the various business units based on their performance relative to certain agreed upon objectives set at the beginning of the performance year by the CEO. Following the performance year, business unit performance will be evaluated by the CEO. All or a portion of the aggregate incentive pool allocated to a particular business unit may be distributed to Plan participants in that business unit, depending on the performance of that business unit. A portion of the pool will be applied to the Performance Incentive Plan, as determined by the CEO.

IV.      TARGET INCENTIVE OPPORTUNITIES

         A. Incentive opportunity percentages for the various grades are determined based on competitive total compensation market factors and take into account incentive compensation opportunities for comparable positions at our comparator companies, including major insurance companies, banks and diversified financial services companies.

         B. The schedule of incentive opportunity percentages for the various grades is as follows:

                                                  TARGET INCENTIVE
GRADE (CURRENT TITLE)                          OPPORTUNITY PERCENTAGE
---------------------                          ----------------------
41 (Chief Executive Officer)                           150%
40 (President)                                          90%
39 (Senior Executive Vice President)                    80%
38 (Executive Vice President)                           70%
37 (Senior Vice President)                              50%
36 (Vice President/Senior Vice President)               50%
35 (Vice President)                                     45%
34 (Vice President)                                     40%
33 (Vice President)                                     40%
32 (Assistant Vice President)                           25%
29-31 (Various Non-Officer Titles)                   5%-15%

V.       CALCULATION OF INDIVIDUAL AWARDS

         Annual incentive awards are discretionary and significant weight is given to individual performance and relative contributions among Plan participants. It is anticipated that there will be significant differentiation of annual incentive awards based on individual performance. Where performance indicates, individuals may receive no award at all.

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         The total of all individual awards under the Plan may not exceed the maximum aggregate incentive pool.

VI.      ADMINISTRATION OF AWARDS

         A. Incentive awards for any performance year shall be made as soon as possible during the following calendar year in the form of lump sum payments.

         B. Participants who voluntarily terminate their employment or whose employment is discontinued for cause after the performance year, but before the payout, or during the performance year are not eligible to receive an award.

         C. Participants terminating employment during or after the performance year due to death, disability, or retirement may be eligible to receive awards on a pro rata basis, at the Company's discretion. Participants whose employment is terminated during the performance year and who are eligible to receive a severance payment from the Company or MetLife Group, Inc. may be offered an amount in lieu of an award at the Company's discretion, in exchange for their valid release.

         D. Incentive awards paid prior to retirement or discontinuance of employment will be taken into account for purposes of determining the level of Insurance and Retirement benefits and contributions to the Savings and Investment Plan, subject to any regulatory limitations or approvals. Incentive awards paid subsequent to retirement or discontinuance of employment will not be taken into account for purposes of determining the level of Insurance and Retirement benefits or contributions to the Savings and Investment Plan, except as may be provided otherwise in any other Company plan or program.

VII.     ROLE OF THE COMMITTEE

         The Committee exercises overall responsibility and has broad discretion in the administration of the Plan.

         With respect to corporate performance, inasmuch as other unforeseen matters have an impact on overall performance during the year, the Committee, at its discretion, may adjust the maximum pool either positively or negatively. The Committee may use its discretion to adjust for unusual events that are beyond the control of management and obviously influence performance results unduly, such as material changes in accounting policy, tax and other government regulations, and the acquisition or sale of a business.

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         With respect to individual awards, the Committee will report its recommendations for individual incentive awards for Officers of the rank of Executive Vice President and above, or such other group of Officers as the Committee may from time to time select, to the Board following the performance year. Following the determination of awards, the Committee will receive a summary report of all incentive award payments.

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